ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT

for Carlyle AlpInvest Private Markets Fund
and any Subsidiary of the Fund set forth on Appendix A hereto

This ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT (the “Agreement”), dated as of the 2nd day of November, 2022 (the “Effective Date”) is entered into by and between Carlyle AlpInvest Private Markets Fund (the “Fund”) and AlpInvest Private Equity Investment Management, LLC (the “Manager”).

WHEREAS, the Fund is a Delaware statutory trust that is a closed-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund and the Manager wish to enter into this Agreement whereby the Manager will provide, or cause to be provided, administrative and shareholder services for the Fund and, as applicable, to any wholly-owned and controlled subsidiary of the Fund that may be formed by the Fund and listed on Appendix A hereto from time to time (each, a “Subsidiary”). References herein to the Fund shall include a Subsidiary, except as otherwise provided;

NOW, THEREFORE, in consideration of the covenants and mutual promises of the parties made to each other, it is hereby covenanted and agreed as follows:

ARTICLE I: ADMINISTRATIVE AND SHAREHOLDER SERVICES

A.  General Responsibilities. Subject to the exceptions set forth in Sub-Section C hereof and subject to the direction and control of the Board of Trustees of the Fund, the Manager will continuously provide business management services to the Fund and will generally, subject to the general oversight of the Trustees and except as provided in the next following paragraph, manage all of the business and affairs of the Fund, subject always to the provisions of the Fund's Declaration of Trust and By-Laws and of the 1940 Act, and subject, further, to such policies and instructions as the Board of Trustees may from time to time establish. The Manager shall, except as provided in the next following paragraph, advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Trustees regarding the conduct of the business of the Fund.

No provision of this Agreement shall be deemed to require the Manager at any time to provide to the Fund or to any person with respect to the Fund investment research, advice, or supervision, or in any way to advise the Fund or any person acting on behalf of the Fund as to the value of securities or other investments or as to the advisability of investing in, purchasing, or selling securities or other investments.

B.  Specific Responsibilities. The Manager will, for the Fund:

1. Maintain office facilities for the Fund.

2. Furnish statistical and research data, clerical services and stationery and office supplies.

3. Compile data for, prepare for execution by the Fund, and file all the Fund’s federal and state tax returns and required tax filings other than those required by this Agreement to be made by the Fund’s custodian and transfer agent.

4. Prepare compliance filings pursuant to state securities laws with the advice of the Fund’s counsel.

5. Prepare the Fund’s annual and semi-annual reports to shareholders and amendments to its registration statements filed with the Commission (on Form N-2 or any successor form).

6. Determine the monthly pricing of the portfolio investments, including private capital investments, or if requested by the Fund’s Board of Trustees, with respect to securities that are fair valued, prepare recommendations to the Fund’s Board of Trustees of the monthly pricing of such securities or other assets that are to be fair valued, and the computation of the net asset value and the net income of the Fund in accordance with the Prospectus, resolutions of the Fund’s Board of Trustees, and the valuation procedures of the Fund as in effect from time to time. The Manager may rely in good faith upon information prepared by or furnished to it or the Fund by any accounting or sub-accounting agent, and broker, dealer, the Fund’s investment subadviser (the “Sub-Adviser”) or pricing or valuation service, or other usual or customary source of financial, accounting, or valuation information, and the Manager shall not be responsible for any loss occasioned by or resulting directly or indirectly from such reliance.

7. Keep and maintain the financial accounts and records of the Fund and provide the Fund with certain reports, as needed or reasonably requested by the Fund.

8. Provide officers for the Fund as requested by the Fund’s Board of Trustees.

9. Perform fund accounting services for the Fund as set forth in Exhibit A: Fund Accounting Functions.

10. Implement the Funds’ policies and procedures with respect to market timing, late trading, anti-money laundering, customer identification, privacy, sales loads, shareholder eligibility, tender offers and share repurchases (including coordination with other service providers), and early repurchase fees, to the extent implementation of those policies and procedures have not been delegated to another service provider of the Fund.

11.Generally take steps to provide for shareholder servicing, recordkeeping services for direct and indirect investors in the Fund (“Shareholders Services”), and such other related services as the Manager may from time to time consider appropriate, and to pay such amounts to third parties (who may be affiliates of the Manager) in respect of such services as the Manager may from time to time consider necessary or appropriate.

12. Generally assist in all aspects of the operations of the Fund.

C. Excepted Responsibilities. The Manager shall be required to perform the services, and will have only the obligations, specifically set forth in this Agreement. Without limiting the generality of the foregoing, the Manager shall not be required to perform the following services pursuant to this Agreement:

1.	Custodial services;

2.	Distribution services;

3.	Investment management or advisory services;

4.	Transfer agency services.

D. Sub-contract Rights. The Manager may in its discretion delegate or subcontract some or all of the Manager’s duties, but shall remain ultimately responsible for the provision of such services. The Manager shall be responsible for payment of all compensation of any person or entity to whom any such duties are delegated hereunder; provided, however, that the Manager and the Fund may agree that the Fund will pay directly any person or entity to whom any such duties are delegated hereunder, and it shall thereafter be the obligation of the Fund and not of the Manager to pay such compensation, and, except to the extent the Fund and the Manager otherwise expressly agree in writing, the compensation payable to the Manager under this Agreement shall not as a result be reduced.

ARTICLE II: EXPENSES AND COMPENSATION

A. Expenses. The Manager will not be required to pay any expenses of the Fund other than those specifically allocated to it in this Agreement. In particular, but without limiting the generality of the foregoing, the Manager will not be required to pay: fees and expenses incurred by the Fund in connection with membership in investment company organizations or the cost of subscriptions to investment company-related periodicals for the Fund’s Trustees; brokers' commissions; fees or expenses of portfolio pricing or valuation services; fees and expenses to draft and negotiate documentation relating to portfolio investments; legal, auditing, or accounting expenses; taxes or governmental fees; fees and expenses of the Fund’s transfer agent; fees payable under any distribution and/or shareholder servicing plan; the cost of preparing share certificates or any other expenses, including clerical expenses, incurred in connection with the issue, sale, underwriting, redemption, or repurchase of shares of the Fund; the cost of any insurance or fidelity bond; the expenses of and fees for registering or qualifying securities for sale; interest on account of any borrowing by the Fund; the fees and expenses of Trustees of the Fund who are not affiliated with the Manager (or its affiliates); the cost of preparing and distributing reports and notices to shareholders; public and investor relations expenses; the cost of producing and printing prospectuses that are provided to existing shareholders; the costs of Trustees' meetings; fees paid to third parties for materials used in connection with the Trustees’ annual consideration of investment management and investment sub-advisory agreements for the Fund; costs and expenses of litigation; the fees or disbursements of custodians of the Fund’s assets, including expenses incurred in the performance of any obligations enumerated by the Declaration of Trust or By-Laws of the Fund insofar as they govern agreements with any such custodian; fees paid to third parties to assist the Fund in making required regulatory filings with government agencies including, but not limited to, the Commission; any other extraordinary or nonrecurring expenses; and, without limiting the foregoing, any expense assumed by the Fund under the Investment Management Agreement between the Fund and the Manager.

The Fund may from time to time agree to make payments to third parties (who may be affiliates of the Manager) in respect of administrative services, sub-administrative services and/or Shareholder Services provided by them, at such rates or in such amounts as the Fund and such third parties may from time to time agree. The payment by the Fund of any such amounts to third parties will not, except to the extent the Fund and the Manager otherwise expressly agree in writing, relieve the Fund of any payment obligation under this Agreement or reduce any amount payable by the Fund to the Manager under this Agreement, or otherwise affect any obligation of the parties under this Agreement.

B. Manager’s Compensation. In full consideration of the provision of the services of the Manager, the Fund shall reimburse the Manager for the costs and expenses incurred by the Manager in performing its obligations, including the Fund’s allocable portion of the costs and expenses of providing personnel and facilities hereunder, and the costs associated with any third-party (including any administrative, sub-administrative or shareholder servicing agent) retained by the Manager in connection with its duties hereunder.

From time to time, the Manager or its affiliates may pay third-party providers of goods or services. The Fund will reimburse the Manager or such affiliates thereof for any such amounts paid on the Fund’s behalf. From time to time, the Manager may defer or waive fees and/or rights to be reimbursed for expenses.

All of the foregoing expenses will ultimately be borne by the Fund’s shareholders, subject to any cap on organization and offering expenses that may be agreed to by the Manager.

ARTICLE III: STANDARD OF CARE

A. Standard of Care. Notwithstanding any other provisions of this Agreement, in the absence of willful misfeasance, bad faith, or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager, including its officers, directors, and partners, shall not be subject to any liability to the Fund, or to any shareholder, officer, director, partner, or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder. Any person, even though also serving as a manager, director, officer, employee, or agent of the Manager or any affiliate of the Manager, who may be or become a trustee, officer, or employee of the Fund shall be deemed, when acting within the scope of his or her office with the Fund, to be acting solely for the Fund and not as a manager, director, officer, employee, or agent of the Manager or any affiliate of the Manager.

B. Legal Advice. On issues that are legal in nature, the Manager will be entitled to receive and act upon the advice of legal counsel of its own selection, which can be counsel for the Fund, and will be without liability for any action taken or thing done or omitted to be done in accordance with this Agreement in good faith conformity with such advice.

C. Good Faith Reliance. The Manager will be protected and not be liable, and will be indemnified and held harmless, for any action reasonably taken or omitted to be taken by it in its capacity as investment adviser in reasonable reliance upon any document, certificate, or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons.

D. Indemnification. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund or to any shareholder of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder. The Fund shall, to the fullest extent permitted by law, indemnify and save harmless the Manager, its affiliates and any of their respective partners, members, directors, officers, employees and shareholders (collectively, the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Manager’s responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Fund; provided, however, that no Indemnitee shall be indemnified against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Indemnitee’s duties under this Agreement.

Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid by the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Agreement.

E. Damages. Notwithstanding anything in this Agreement to the contrary, in no event shall the Manager or the Fund be liable to the other, or to any third party, for special, punitive or consequential damages arising, directly or indirectly from this Agreement, even if said party has been advised by the other party of the possibility of such damages.

F. Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement, despite having taken commercially reasonable precautions, because of acts of God, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, war, acts of terrorism or other conflicts, government acts, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes. The Manager and the Fund shall notify each other as soon as reasonably possible following the occurrence of an event described in this Sub-Section.

ARTICLE IV: EFFECTIVE DATE, TERMINATION AND AMENDMENT

A. Effective Date. This Agreement will become effective on the Effective Date and, unless sooner terminated as provided herein, will continue for an initial term of two years from the Effective Date and thereafter shall continue with respect to the Fund for successive one-year periods unless terminated as provided below.

B. Termination. Anything to the contrary herein notwithstanding, this Agreement may at any time be terminated with respect to the Fund (i) by the Fund on 90 days’ written notice to the Manager without the payment of any penalty, (ii) by vote of majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or (iii) by the Manager on 90 days’ written notice to the Fund without the payment of any penalty Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the principal office of such party.

C. Amendment. This Agreement may be amended at any time by mutual written consent of the parties.

ARTICLE V: MISCELLANEOUS

A. Services Not Exclusive. The services of the Manager to the Fund under this Agreement are not exclusive, and the Manager shall be free to render similar services to others.

B. Use of Name by the Fund. The Fund recognizes the ownership and control of the names “Carlyle” and “AlpInvest” by the Manager’s affiliate, The Carlyle Group Inc. (“Carlyle”), and agrees that its right to use such names is non-exclusive and can be terminated by Carlyle at any time. The use of such name will automatically be terminated if at any time the Manager, a subsidiary, or an affiliate of the Manager ceases to be investment manager for the Fund, and the Fund agrees to cease the use of such names at and after such time.

C. Interested and Affiliated Persons. It is understood that any of the investors, Trustees, officers, and employees of the Fund may be an investor, director, officer, or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Fund. It is also understood that the Manager and any person controlled by or under common control with the Manager may have advisory, management, service, or other contracts with other organizations and persons and may have other interests and business.

D. Records and Confidentiality. All records pertaining to the operation and administration of the Fund (whether prepared by the Manager or supplied to the Manager by the Fund) are the property and subject to the control of the Fund. In the event of the termination of this Agreement, all such records in the possession of the Manager shall be promptly turned over to the Fund free from any claim or retention of rights; provided that the Manager may at its expense make and keep copies of any such records. All such records shall be deemed to be confidential in nature and the Manager shall not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized by the Fund or as required or requested by federal or state regulatory authorities. The Manager shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Manager or the Fund, present or future, any information, reports, or other material obtained pursuant to this Agreement which any such body may request or require pursuant to applicable laws or regulations.

E. Disclaimer of Shareholder Liability. This Agreement is executed on behalf of the Trustees of the Fund as Trustees and not individually and the obligations of this Agreement are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

F. Notices. Any notice or other instrument in writing authorized or required by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and mailed or delivered to it at its office at the address set forth below (or at such other place as a party shall notify to the other in accordance with this Clause F from time to time):

(a)	In the case of notices sent to the Fund to:

Carlyle AlpInvest Private Markets Fund
One Vanderbilt Avenue, Suite 3400
New York, NY 10017

212-332-6240

cameron.fairall@alpinvest.com

Attention:	Cameron Fairall

Chief Compliance Officer

(b)	In the case of notices sent to the Manager to:

AlpInvest Private Equity Investment Management, LLC

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

212-332-6240

cameron.fairall@alpinvest.com

Attention:	Cameron Fairall

Chief Compliance Officer

G. Parties. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement will not be assignable by the Fund without the written consent of the Manager or by the Manager without the written consent of the Fund, authorized and approved by its Board.

H. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware that are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder and without giving effect to principles of conflicts of laws and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

I. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Administrative and Shareholder Services Agreement to be executed as of the day and year first above written.

CARLYLE ALPINVEST PRIVATE MARKETS FUND

By:	/s/ Eric Hanno
Name: Eric Hanno
Title: President and Principal Executive Officer

CARLYLE ALPINVEST PRIVATE MARKETS FUND, on behalf of each of the Subsidiaries set forth on Appendix A hereto, as amended from time to time

By:	/s/ Eric Hanno
Name: Eric Hanno
Title: President and Principal Executive Officer

ALPINVEST PRIVATE EQUITY INVESTMENT MANAGEMENT, LLC

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

APPENDIX A

LIST OF SUBSIDIARIES

As of November 2, 2022

Name of Subsidiary	Place of Jurisdiction
AlpInvest Seed Fund, L.P.	Delaware

EXHIBIT A

FUND ACCOUNTING FUNCTIONS

The Manager shall have the following Fund accounting responsibilities:

1.	Maintain the books and records of the Fund pursuant to applicable rules of the Investment Company Act of 1940, including the following:

(a) Journals containing an itemized daily record in detail of all purchases and sales of securities, including private equity investments, all receipts and disbursements of cash and all other debits and credits, as required;

(b) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts as required;

(c) A monthly trial balance of all ledger accounts as required.

2.	Monthly pricing of all portfolio investments incorporating general private equity pricing principles or other methods as may be approved by the Fund’s Trustees from time to time.

3.	Daily posting of all income and expense accruals and reconciliation of general ledger balances and total shares outstanding.

4.	Computation of the monthly net asset value as of the close of business of the New York Stock Exchange on the last business day of each calendar month on which the Exchange is open for business.

5.	Reporting of the monthly net asset value and dividend distributions to the Transfer Agent, the Fund, the Manager, and others as requested, at such times and on such schedules as may be agreed upon by the Manager and the relevant party.

6.	Calculation of dividends and capital gain distributions.

7.	Routine monitoring of the Fund’s investments and providing prompt notice of any violations of the diversification requirements, investment restrictions or investment policies.

8.	Calculation of yields and returns pursuant to SEC formulas, and any other performance calculations as required, and providing Fund prices and performance numbers to industry reporting services.

9.	Routine monitoring of the Fund’s investments and providing prompt notice of any violations of the diversification requirements, investment restrictions or investment policies.

10.	Preparing reports on expense limitations and net asset value analysis, as requested.

11.	Maintain historical records of the Fund net asset values and dividend distributions.

12.	Preparing Blue Sky filings.

13.	Preparing audited annual and unaudited semi-annual reports including statement of investments, financial statements and footnotes.

14.	Producing documents and responding to inquiries during SEC, IRS or other governmental audits, as required.

15.	Providing the portfolio managers with cash availability based on security settlements, shareholder activity, maturities, and income collections for the Fund at such times and on such schedules as may be agreed upon between the Manager and the portfolio managers.